CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

GLOBALTEL IP, INC.

Boca Raton, FL

We hereby consent to the use of our report dated December 22, 2006 with respect to our audit of the balance sheets as of September 30, 2006 and 2005, and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years in the two year period ended September 30, 2006 of GlobalTel IP, Inc., and which appear in this Form SB-2 Registration Statement.

We also consent to the reference to our Firm under the headings “Summary Financial Information” and “Experts” in the Prospectus, which is part of this Registration Statement.

Respectfully submitted,

RIBOTSKY, LEVINE & COMPANY, CPAs

Miami, Florida

April 2, 2007